Exhibit (j)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Kelmoore Strategy Fund, Kelmoore Strategy Eagle Fund, and Kelmoore Strategy Liberty Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


San Francisco, California
May 15, 2006